Exhibit 10.1

OTONOMY, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Otonomy, Inc. (the “Company”), and Eric Loumeau (“Executive”) as of the date the Company and Executive have each executed this Agreement, as set forth below. The terms of this Agreement will become effective on May 15, 2015 (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as the Company’s General Counsel and Chief Compliance Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chief Executive Officer. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”). Executive further agrees to comply with all Company policies, including, for the avoidance of any doubt, any insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company during the Term.

(c) Term of Agreement. The Agreement shall have an initial term of 4 years (the “Initial Term”) commencing on the Effective Date, subject to earlier termination as provided in this Agreement. Unless either party gives at least 90 days’ notice prior to the expiration of the Initial Term or the then-current Additional Term (as hereinafter defined), as applicable, this Agreement shall be renewed for a period of 1 year (each, an “Additional Term”), in each case, commencing on the expiration of the Initial Term or the then-current Additional Term, as the case may be, subject to earlier termination as provided in Section 7 of this Agreement. In the event of a Change of Control, if there is less than twelve (12) months remaining in the Initial Term or then-current Additional Term, as applicable, the term will automatically extend until the twelve (12) month anniversary following the Change of Control. If Executive becomes entitled to benefits under Section 7 during the Initial Term or the then-current Additional Term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $330,000 as compensation for services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Target Bonus. As of the Company’s 2015 fiscal year, Executive will be eligible to receive an annual bonus of up to forty percent (40%) of Executive’s Base Salary, less applicable withholdings, upon achievement of performance objectives to be determined by the Board in its sole discretion (the “Target Bonus”). The Target Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned. Any Target Bonus will be prorated for the number of months during the applicable fiscal year in which Executive provided services to the Company. Subject to Section 7, Executive must remain an employee of the Company on the date the Target Bonus is paid in order to receive such Target Bonus.

(c) Stock Option. It will be recommended to the Board of Directors (or a committee thereof) that Executive be granted a stock option to purchase 100,000 shares at an exercise price equal to the fair market value on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 25% of the shares subject to the Option one (1) year after the Option’s date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of the month as the Option’s date of grant (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Option’s date of grant, subject to Executive continuing to provide services to the Company through the relevant vesting dates. Except as provided herein, the Option will be subject to the terms, definitions and provisions of the Company’s 2014 Equity Incentive Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(d) Review and Adjustments. Executive’s Base Salary, Target Bonus, and other compensatory arrangements will be subject to review and adjustment in accordance with the Company’s applicable policies, subject to Executive’s ability to resign for Good Reason and receive severance benefits as set forth in Section 7.

(e) Signing Bonus. Subject to the following sentence, Executive will receive a one-time hiring bonus of $15,000, less applicable withholdings, payable with Executive’s first paycheck from the Company following the Effective Date (the “Signing Bonus”). Executive will not be eligible to receive the Signing Bonus if Executive has received, or as of the Effective Date is scheduled or otherwise entitled to receive, an incentive bonus of any kind from Executive’s prior employer.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to paid vacation of one-hundred and sixty (160) business hours per year in accordance with the Company’s vacation policy, with the timing and duration of specific hours off mutually and reasonably agreed to by the parties hereto.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance Benefits.

(a) Termination Outside the Change of Control Period. If, outside of the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 8, Executive will receive the following severance benefits:

(i) Salary Severance. Continuing payments of severance pay at a rate equal to Executive’s Base Salary, at the highest rate in effect during the Term, for nine (9) months from the date of Executive’s termination of employment, which will be paid in accordance with the Company’s regular payroll procedures.

(ii) Bonus Severance. Executive will receive a lump-sum payment, payable in accordance with the Company’s regular payroll procedures, equal to the portion of the Executive’s Target Bonus as in effect for the fiscal year in which Executive’s termination of employment occurs prorated based on the actual amount of time Executive was employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of nine (9) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to nine (9) payments. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(iv) Equity. Vesting acceleration of Executive’s outstanding unvested Equity Awards on the date of Executive’s termination equal to the number of shares subject to each such Equity Award that would have vested had Executive remained an employee of the Company for an additional twelve (12) months following the date of termination. If, however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to twenty-five percent (25%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

(b) Termination without Cause or Resignation for Good Reason within the Change of Control Period. If, within the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 8, Executive will receive the following severance benefits from the Company:

(i) Salary Severance. A lump sum severance payment equal to twelve (12) months of Executive’s Base Salary, at the highest rate in effect during the Term, which will be paid in accordance with the Company’s regular payroll procedures. For the avoidance of doubt, if (A) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 7(a)(i); and (B) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 7(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 7(b)(i), less amounts already paid under Section 7(a)(i).

(ii) Bonus Severance. Executive will receive a lump-sum payment, payable in accordance with the Company’s regular payroll procedures, equal to one hundred percent (100%) of the higher of (A) Executive’s target bonus as in effect for the fiscal year in which the Change of Control occurs or (B) Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs. For avoidance of doubt, the amount paid to Executive pursuant to this Section 7(b)(ii) will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COC COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COC COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) payments. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(d) Equity. Vesting acceleration of one hundred percent (100%) of Executive’s outstanding unvested Equity Awards on the date of Executive’s termination. If, however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

(e) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(g) Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company or its Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(h) Transfer between the Company and Affiliates. For purposes of this Section 7, if Executive’s employment with the Company or one of its Affiliates terminates, Executive will not be determined to have been terminated without Cause, provided Executive continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from on Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason.

(i) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company or its Affiliates, the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 7.

8. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 7(a) or 7(b) will be subject to (i) Executive resigning from all positions Executive may hold as an officer or director of the Company or any Affiliates and executing all documents the Company determines, in its sole discretion, are necessary to effectuate such resignations prior to the Release Deadline (as defined below) (such resignation and execution of applicable documents, the “Resignations”), and (ii) Executive signing and not revoking a separation agreement and release of claims in a form attached hereto as Exhibit A (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Resignations and the Release do not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Resignations and the Release become effective and irrevocable. Except as required by Section 8(b), any installment payments that would have been made to Executive prior to the Resignations and the Release becoming effective and irrevocable but for the preceding sentence will be paid to Executive on the first regularly scheduled Company payroll date following the date the Resignations and the Release becomes effective and irrevocable, and the remaining payments will be made as provided in the Agreement.

(b) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(b)(iii). Except as required by Section 8(b)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

(vi) To the extent that any taxable reimbursements of expenses or in-kind benefits are provided, they shall be made in accordance with Section 409A, including, but not limited to the following provisions: (i) the amount of any such expense reimbursement or in-kind benefit provided during Executive’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(vii) The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

9. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 7 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; or (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) immediately prior to Change of Control, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5.

10. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (1) of the Code.

(b) Cause. “Cause” means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) Executive’s conviction of, or plea of nolo contendere to, any felony or any crime involving moral turpitude or dishonesty; (ii) Executive’s participation in a fraud or material act of dishonesty against the Company or any Affiliate; (iii) Executive’s willful and material breach of Executive’s duties hereunder that is not cured within thirty (30) days after Executive’s receipt of written notice from the Board of such breach; (iv) Executive’s intentional and material damage to the property of the Company or an Affiliate; (v) Executive’s material breach of the Proprietary Information and Inventions Agreement; or (vi) Executive’s failure to cooperate fully with the Company in connection with any and all existing or future litigation, arbitrations, mediations or investigations whether internal or brought by or against the Company or any of its Affiliates in which the Company reasonably deems Executive’s cooperation is necessary or desirable. Notwithstanding the foregoing, prior to determining that “Cause” under this Section 10(b) has occurred, the Company shall (A) provide to Executive in writing, in reasonable detail, the reasons for the determination that such Cause exists, (B) other than with respect to clause (iii), above, which specifies the applicable period of time for Executive to remedy his or her breach, afford Executive a reasonable opportunity to remedy any such breach, unless the Board determines in good faith that such opportunity would be futile or result in material harm to the Company or its Affiliates, and (C) make any decisions that such Cause exists in good faith.

(c) Change of Control. “Change of Control” means the occurrence of any of the following events:

(d) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(e) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(f) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the

Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(g) For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(h) Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(i) Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(j) Change of Control Period. “Change of Control Period” means the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following, a Change of Control.

(k) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(l) Deferred Payment. “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(m) Disability. “Disability” means that the Employee has been unable to perform Executive’s Company duties as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or 180 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(n) Equity Awards. “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards, including, for the avoidance of any doubt, the Option (to the extent outstanding).

(o) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material diminution of Executive’s authority, duties or responsibilities relative to Executive’s authority, duties or responsibilities in effect immediately prior to such diminution; (ii) a material reduction by the Company in the salary or bonus opportunity of the Executive as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than thirty (30) miles from Executive’s then-present location; or (iv) any other action that constitutes a material breach by the Company of its obligations to Executive under this Agreement. Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

(p) Section 409A. “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(q) Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

11. Confidential Information Agreement. As a condition of Executive’s continuing employment, Executive is required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement in substantially the same form as attached hereto as Exhibit B (the “Confidential Information Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during Executive’s employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship, Executive and the Company agree that (i) any and all disputes between Executive and the Company shall be fully and finally resolved by binding arbitration, (ii) Executive is waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees Executive would have paid had Executive filed a complaint in a court of law.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Otonomy, Inc.

Attn: Chief Executive Officer

6275 Nancy Ridge Drive, Suite 100

San Diego, CA 92121

If to Executive:

at the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Integration. This Agreement, the Option Plan, the Option Agreement, and the Confidential Information Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including, for the avoidance of any doubt, the Offer Letter Agreement by and between Executive and the Company dated May 6, 2015. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year set forth below.

COMPANY:

OTONOMY, INC.

By:	/s/ David A. Weber	Date:	5/9/15
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Eric Loumeau	Date:	5/8/15
Eric Loumeau

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Employment Agreement dated May 15, 2015 (the “Employment Agreement”), to which this form is attached, I, Eric Loumeau, hereby furnish OTONOMY, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by Section 7 of the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, nothing in this Release and Waiver shall constitute a release by me of any claims or damages based on any right I may have to enforce the Company’s executory obligations under the Agreement, any right I may have to vested or earned compensation and benefits, or my eligibility for indemnification under applicable law, Company governance documents, my indemnification agreement with the Company or under any applicable insurance policy with respect to my liability as an employee or officer of the Company.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

Name:

EXHIBIT B

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT